                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)    February 11, 1994
                                                  -------------------------



       Cardinal Health, Inc. (formerly known as Cardinal Distribution, Inc.)
   ----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



  Ohio                                    0-12591                 31-0958666
 -------------------------------------------------------------------------------
(State or other jurisdiction            (Commission               (IRS Employer
 of incorporation)                      File Number)             Identification
                                                                   Number




655 Metro Place South, Suite 925, Dublin, Ohio             43017
- ------------------------------------------------------------------------------
 (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code (614) 761-8700
                                                   ----------------

Item 5.  Other Events
         ------------

       On February 7, 1994, the Registrant announced that it completed its merger of a wholly-owned subsidiary with and into Whitmire Distribution Corporation. The restated supplemental consolidated financial statements of the Registrant are filed herein pursuant to Part I Item 11 (b)(iii) of Form S-3 in conjunction with the Registrant's shelf registration statement previously filed on Form S-3 (file No. 33-62198).

Item 7. Financial Statements and Exhibits
        ---------------------------------

       (a) Restated supplemental consolidated financial statements of Cardinal Health, Inc. and Whitmire Distribution Corporation prepared under the pooling of interests method of accounting:

           .   Independent Auditors' Reports

           .    FINANCIAL STATEMENTS:

            Supplemental Consolidated Balance Sheets at March 31, 1992, March
                31, 1993 and December 31, 1993

            Supplemental Consolidated Statements of Earnings for the Fiscal
                Years Ended March 31, 1991, March 31, 1992 and March 31, 1993 and the Nine Month Periods Ended December 31, 1992 and 1993

            Supplemental Consolidated Statements of Shareholders' Equity for the
                Fiscal Years Ended March 31, 1991, March 31, 1992 and March 31, 1993 and the Nine Month Periods Ended December 31, 1992 and 1993

            Supplemental Consolidated Statements of Cash Flows for the Fiscal
                Years Ended March 31, 1991, March 31, 1992 and March 31, 1993 and the Nine Month Periods Ended December 31, 1992 and 1993

            Notes to Supplemental Consolidated Financial Statements

       (c) Exhibits

       23.01   Consent of Deloitte & Touche
       23.02   Consent of Arthur Andersen & Co.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      CARDINAL HEALTH, INC.
                                     /s/David Bearman
       Date:  February 11, 1994 By: ______________________________
                                        David Bearman
                                        Senior Vice President and
                                        Chief Financial Officer

INDEPENDENT AUDITORS' REPORT
- ----------------------------

To the Shareholders and Directors of Cardinal Health, Inc.
(formerly known as Cardinal Distribution, Inc.)

We have audited the accompanying supplemental consolidated balance sheets of Cardinal Health, Inc. (formerly known as Cardinal Distribution, Inc.) and subsidiaries as of March 31, 1993 and 1992, and the related supplemental consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1993. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. The supplemental financial statements give retroactive effect to the merger of a wholly owned subsidiary of Cardinal Health, Inc. with and into Whitmire Distribution Corporation on February 7, 1994, which has been accounted for as a pooling of interests as described in
Note 1 to the supplemental financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Cardinal Health, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued. We did not audit the balance sheets (as restated) of Whitmire Distribution Corporation as of July 3, 1993 and June 27, 1992, or the related statements of operations (as restated), stockholders' equity (as restated) and cash flows (as restated) of Whitmire Distribution Corporation for the years ended July 3, 1993, June 27, 1992 and June 29, 1991, which statements reflect total assets of $451,855,000 and $371,180,000 as of July 3, 1993 and June 27, 1992, respectively; net sales of $2,666,829,000, $2,033,067,000 and $1,618,811,000 for the years ended July 3, 1993, June 27,
1992 and June 29, 1991, respectively; and net earnings (loss) available for common shares before cumulative effect of change in accounting principle of $4,039,000, $330,000 and $(548,000) for the years ended July 3, 1993, June 27,
1992 and June 29, 1991, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Whitmire Distribution Corporation in the supplemental financial statements, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall supplemental financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at March 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1993 in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Notes 1 and 7 to the supplemental consolidated financial statements, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, by applying it retroactively effective April 1, 1992.




/s/ Deloitte & Touche
Deloitte & Touche
Columbus, Ohio
February 10, 1994

                      LETTERHEAD OF ARTHUR ANDERSEN & CO.







                   Report of Independent Public Accountants


To the Board of Directors of
 Whitmire Distribution Corporation:



We have audited the balance sheets (as restated) of WHITMIRE DISTRIBUTION CORPORATION (a Delaware corporation) as of July 3, 1993 and June 27, 1992, and the related statements of operations (as restated), stockholders' equity (as restated) and cash flows (as restated)(not presented separately herein) for each of the three years in the period ended July 3, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whitmire Distribution Corporation as of July 3, 1993 and June 27, 1992, and the results of its operations and its cash flows for each of the three years in the period ended July 3, 1993, in conformity with generally accepted accounting principles.




                                              /s/ Arthur Andersen & Co.


Sacramento, California
September 3, 1993 (except with respect
 to the matter discussed in Note 10, as to which the date is October 11, 1993)

CARDINAL HEALTH, INC. AND SUBSIDIARIES

Supplemental Consolidated Balance Sheets

                                        March 31,   March 31,   December 31,
(in thousands, except share amounts)       1992        1993        1993
- ---------------------------------------------------------------------------
                                                                (unaudited)
ASSETS
   Current assets:
      Cash and equivalents                 $7,156     $66,739     $71,756
      Marketable securities                 1,004      37,292      38,269
      Trade receivables                   247,757     248,398     323,209
      Merchandise inventories             583,765     635,108     883,189
      Prepaid expenses                      6,195       8,295      20,142
                                         --------------------------------
         Total current assets             845,877     995,832   1,336,565

   Property and equipment-at cost:
      Land, buildings and improvements     26,465      28,229      27,953
      Machinery and equipment              55,611      65,528      75,139
      Furniture and fixtures                8,920      10,057       9,261
                                         --------------------------------
         Total                             90,996     103,814     112,353
      Accumulated depreciation and
         amortization                     (33,448)    (44,501)    (53,058)
                                         --------------------------------
         Property and equipment-net        57,548      59,313      59,295
                                         --------------------------------

   Other assets                            43,656      44,705      50,761
                                         --------------------------------
         Total                           $947,081  $1,099,850  $1,446,621
                                         ================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Current portion of long-term
         obligations                       $6,129      $5,436      $3,487
      Accounts payable                    357,625     485,978     801,056
      Other accrued liablities             45,120      63,680      52,065
                                         --------------------------------
         Total current liabilities        408,874     555,094     856,608

   Long-term obligations-less current
         portion                          304,943     275,789     211,413
   Other liabilities                        1,266         705         864
   Redeemable preferred stock              19,560      20,400      20,400
   Shareholders' equity:
      Common shares-without par value
         (see below)                      162,799     172,367     249,855
      Retained earnings                    54,674      81,573     114,458
      Common shares in treasury, at cost
         (see below)                       (2,384)     (3,074)     (3,141)
      Unamortized restricted stock awards  (2,651)     (3,004)     (3,836)
                                         --------------------------------
         Total shareholders' equity       212,438     247,862     357,336
                                         --------------------------------

         Total                           $947,081  $1,099,850  $1,446,621
                                         ========  ==========  ==========

Common Shares - authorized             40,000,000  40,000,000  40,000,000
              - issued                 23,661,309  23,943,376  27,925,377
              - in treasury               148,312     172,311     173,935

The accompanying notes are an integral part of these statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

Supplemental Consolidated Statements of Earnings

                                                Fiscal Year Ended                Nine Months Ended
                                        ---------------------------------    -------------------------
                                        March 31,   March 31,   March 31,    December 31, December 31,
(in thousands, except per share amounts)   1991        1992        1993         1992         1993
- -----------------------------------------------------------------------------------------------------
                                                                             (unaudited)  (unaudited)

Net sales                              $2,803,111  $3,680,678  $4,633,375   $3,206,301    $4,002,451
Cost of products sold                   2,596,914   3,423,845   4,336,082    2,998,966     3,760,491
                                       -----------------------------------  ------------------------
Gross margin                              206,197     256,833     297,293      207,335       241,960

Selling, general and administrative
 expenses                                (152,769)   (184,523)   (203,740)    (149,742)     (163,046)

Unusual items
   Termination fee                                                 13,466       13,466
   Nonrecurring charges                                           (13,657)      (9,882)
   Equity related transactions                         (1,973)     (5,247)      (1,973)
                                       -----------------------------------  ------------------------

Operating earnings                         53,428      70,337      88,115       59,204        78,914

Other income (expense):
   Interest expense                       (27,070)    (28,073)    (26,623)     (21,751)      (15,047)
   Other, net-primarily interest income     4,454       5,389       4,765        3,763         3,232
                                       -----------------------------------  ------------------------

Earnings before income taxes and cumulative
   effect of change in accounting
   principle                               30,812      47,653      66,257       41,216        67,099

Provision for income taxes                 11,123      19,291      25,710       15,718        27,170
                                       -----------------------------------  ------------------------

Net earnings before cumulative effect of
   change in accounting principle          19,689      28,362      40,547       25,498        39,929

Preferred dividends declared/accretion      2,840       2,840       2,876        2,148         1,758
                                       -----------------------------------  ------------------------

Net earnings available for common shares
   before cumulative effect of change
   in accounting principle                 16,849      25,522      37,671       23,350        38,171

Cumulative effect of change in
   accounting principle                                           (10,000)     (10,000)
                                       -----------------------------------  ------------------------

  Net earnings available for common
  shares                                  $16,849     $25,522     $27,671      $13,350       $38,171
                                       ===================================  ========================
Earnings Per Common Share:
  Primary
    Net earnings before cumulative
      effect of change
      in accounting principle               $0.67       $0.93       $1.37        $0.85         $1.27
    Cumulative effect of change in
      accounting principle                                          (0.36)       (0.36)
                                       -----------------------------------  ------------------------
     Net earnings                           $0.67       $0.93       $1.01        $0.49         $1.27
                                       ===================================  ========================

  Fully diluted
    Net earnings before cumulative
       effect of change
       in accounting principle              $0.67       $0.93       $1.33        $0.83         $1.24
    Cumulative effect of change
       in accounting principle                                      (0.33)       (0.34)
                                       -----------------------------------  ------------------------
     Net earnings                           $0.67       $0.93       $1.00        $0.49         $1.24
                                       ===================================  ========================

Weighted Average Number of Common
   Shares Outstanding:
   Primary                                 25,265      27,433      27,449       27,437        30,087
                                       ===================================  ========================
   Fully diluted                           27,753      30,857      30,893       30,887        31,368
                                       ===================================  ========================

The accompanying notes are an integral part of these statements.

Cardinal Health, Inc. and Subsidiaries

Supplemental Consolidated Statements of Shareholders' Equity

                                            Common Shares                           Treasury Shares      Unamortized     Total
                                         Shares                    Retained                              Restricted   Shareholders'
(in thousands except share amounts)      Issued       Amount       Earnings      Shares       Amount     Stock Awards   Equity
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1990                12,284,619     $107,055       $14,455     (131,698)     ($2,058)     ($1,329)    $118,123
Net earnings                                                          19,689                                              19,689
Shares issued in connection with
  stock options and warrants               28,790          194                                                               194
Restricted stock awards                    39,250        1,087                                               (1,087)
Amortization of restricted stock
  awards                                                                                                        390          390
Shares issued pursuant to a
  public offering                       1,610,000       51,304                                                            51,304
Treasury shares acquired and
  restricted stock forfeitures                                                     (9,751)        (125)          91          (34)
Dividends and preferred stock
  accretion                                                           (3,798)                                             (3,798)
5-for-4 stock split effected as a
  stock dividend and cash paid in
  lieu of fractional shares             2,662,026                         (7)                                                 (7)
Miscellaneous other                                        137                                                               137
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1991                16,624,685      159,777        30,339     (141,449)      (2,183)      (1,935)     185,998
Net earnings                                                          28,362                                              28,362
Shares issued in connection with
  stock options and warrants            3,245,398          521           174                                                 695
Restricted stock awards                    36,625        1,388                                               (1,388)
Amortization of restricted stock
  awards                                                                                                        672          672
Treasury shares acquired                                                           (6,863)        (201)                     (201)
Dividends and preferred stock
  accretion                                                           (4,190)                                             (4,190)
5-for-4 stock split effected as a
  stock dividend and cash paid in
  lieu of fractional shares             3,754,601                        (11)                                                (11)
Miscellaneous other                                      1,113                                                             1,113
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1992                23,661,309      162,799        54,674     (148,312)      (2,384)      (2,651)     212,438
Net earnings before cumulative effect
  of change in accounting principle                                   40,547                                              40,547
Cumulative effect of change in
   accounting principle                                              (10,000)                                            (10,000)
Shares issued in connection with
  stock options and warrants              279,677        2,322                                                             2,322
Stock option compensation                                5,247                                                             5,247
Restricted stock awards                    39,965        1,054                                               (1,054)
Amortization of restricted stock
  awards                                                                                                        701          701
Treasury shares acquired                                                          (23,999)        (690)                     (690)
Common shares repurchased and retired     (37,575)        (199)                                                             (199)
Dividends and preferred stock
  accretion                                                           (4,488)                                             (4,488)
Miscellaneous other                                      1,144           840                                               1,984
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1993                23,943,376      172,367        81,573     (172,311)      (3,074)      (3,004)     247,862
Net earnings                                                          39,929                                              39,929
Shares issued pursuant to the
  conversion of $75 million of
  convertible debentures                3,422,521       73,140                                                            73,140
Shares issued pursuant to the
  acquisition of Solomons                 849,358       18,006                                                            18,006
Repurchase and retirement of common
  shares owned by North American
  National Corporation                   (580,157)     (15,373)                                                          (15,373)
Shares issued in connection with
  stock options and warrants               20,753          353                                                               353
Restricted stock awards                    32,900        1,328                                               (1,328)
Amortization of restricted stock
  awards                                                                                                        496          496
Treasury shares acquired                                                           (1,624)         (67)                      (67)
Dividends and preferred stock
  accretion                                                           (3,372)                                             (3,372)
Adjustment to conform fiscal year of
  Whitmire Distribution Corporation                                   (4,020)                                             (4,020)
Miscellaneous other                       236,626           34           348                                                 382
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993 (unaudited) 27,925,377     $249,855      $114,458     (173,935)     ($3,141)     ($3,836)    $357,336

The accompanying notes are an integral part of these statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

Supplemental Consolidated Statements of Cash Flows

                                                Fiscal Year Ended               Nine Months Ended
                                        ---------------------------------    -------------------------
                                        March 31,   March 31,   March 31,    December 31, December 31,
(in thousands)                             1991        1992        1993         1992        1993
- ------------------------------------------------------------------------------------------------------
                                                                             (unaudited) (unaudited)

Cash flows from operating activities:
Net earnings before cumulative effect of
   change in accounting principle         $19,689     $28,362     $40,547      $25,498     $39,929
Adjustments to reconcile net earnings
   before cumulative effect of change in
   accounting principle to net cash
   from operations:
   Depreciation and amortization           12,600      18,036      18,260       13,175      12,971
   Stock option compensation                                        5,247
   Provision for deferred income taxes      1,000       3,293     (10,063)
   Provision for bad debts                  3,781       5,224       4,498        3,490       2,822
   Change in operating assets and
      liabilities net of effects from
      acquisitions:
      Increase in trade receivables       (47,772)    (30,611)     (5,139)     (31,498)    (45,042)
      Increase in merchandise
         inventories                     (101,363)   (129,016)    (51,343)    (111,406)   (174,367)
      Increase in accounts payable         79,743      36,489     128,353      228,019     309,470
      Other operating items-net             3,777      (4,185)     10,746       (3,716)    (20,393)
                                          -------------------------------      -------------------

Net cash provided by (used in)
  operating activiites                    (28,545)    (72,408)    141,106      123,562     125,390
                                          -------------------------------      -------------------

Cash flows from investing activities:
Acquisition of subsidiary, net of cash
  acquired                                (27,125)    (16,365)
Proceeds from sale of property and
  equipment                                   715         298         111          141       1,247
Additions to property and equipment       (19,498)    (16,433)    (14,620)      (6,100)    (12,748)
Purchase of marketable securities         (69,174)   (100,719)   (330,371)                (195,176)
Proceeds from sale of marketable
  securities                               52,671     120,035     294,083        1,004     194,199
                                          -------------------------------      -------------------
Net cash used in investing activities     (62,411)    (13,184)    (50,797)      (4,955)    (12,478)
                                          -------------------------------      --------------------

Cash flows from financing activities:
Net short-term activity                    (1,285)    (46,375)                              (5,226)
Reductions of long-term obligations        (3,514)    (15,020)    (30,495)      (3,583)    (84,196)
Proceeds from long-term obligations        98,793     100,000                   32,328
Issuance costs of long-term obligations    (2,000)     (2,468)                  (1,750)
Proceeds from issuance of common shares    51,498         695       2,322        2,309         353
Proceeds from issuance of preferred
   shares                                                 400                      400
Net income tax credited to common shares      137       1,113       1,984
Dividends on common and preferred shares
  and cash paid in lieu of fractional
  shares                                   (2,965)     (3,361)     (3,648)      (2,655)     (3,162)
Purchase of treasury shares                   (34)       (201)       (889)        (663)        (67)
Repurchase of common shares                                                                (15,373)
Miscellaneous other                                                                178        (224)
                                          -------------------------------     ---------------------
Net cash provided by (used in) financing
  activities                              140,630      34,783     (30,726)      26,564    (107,895)
                                          -------------------------------     ---------------------
Net increase (decrease) in cash and
  equivalents                              49,674     (50,809)     59,583      145,171       5,017

Cash and equivalents at beginning of
   period                                   8,291      57,965       7,156        7,156      66,739
                                          -------------------------------     ---------------------
Cash and equivalents at end of period     $57,965      $7,156     $66,739     $152,327     $71,756
                                          ===============================     =====================
Supplemental disclosure of cash flow
  information (Note 13):
Interest paid during the period (net of
  capitalized amount)                     $24,546     $25,735     $25,889      $16,931     $15,113
                                          ===============================     =====================
Income taxes paid during the period       $10,658     $16,740     $27,097      $16,750     $30,021
                                          ===============================     =====================


The accompanying notes are an integral part of these statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Company is a full-service wholesaler distributing a broad line of pharmaceuticals, surgical and hospital supplies, health and beauty care products, and other items typically sold by retail drug stores, hospitals and other health care providers. The Company is currently operating in only one business segment.

   BASIS OF PRESENTATION

   The supplemental consolidated financial statements of Cardinal Health, Inc. (formerly known as Cardinal Distribution, Inc.) and subsidiaries, all collectively referred to as "Cardinal" or the "Company", have been prepared to give retroactive effect to the merger of a wholly owned subsidiary of Cardinal with and into Whitmire Distribution Corporation ("Whitmire") on February 7, 1994. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   The supplemental consolidated balance sheets present the consolidated balance sheets of Cardinal as of March 31, 1992, March 31, 1993 and December 31, 1993, combined with the balance sheets of Whitmire as of June 27, 1992, July 3, 1993 and January 1, 1994, respectively. The supplemental consolidated statements of earnings, shareholders' equity and cash flows present the consolidated statements of earnings, shareholders' equity and cash flows of Cardinal for the fiscal years ended March 31, 1991, March 31, 1992 and March 31, 1993, and for the nine months ended December 31, 1992 and December 31, 1993 combined with the statements of operations, shareholders' equity and cash flows of Whitmire for the fiscal years ended June 29, 1991, June 27, 1992 and July 3, 1993, and for the nine months ended December 26, 1992 and January 1, 1994, respectively.

   Due to the different fiscal year ends of the merged companies, Whitmire's results for the three months ended July 3, 1993, and the three months ended June 27, 1992, have been included in both the respective fiscal years and the interim periods presented. The operating results for these two periods are summarized as follows:

                                                              Three Months Ended
                                                              -------------------
                                                        July 3, 1993      June 27, 1992
                                                        ------------      -------------
                                                                 (in thousands)

  Net sales                                                  $763,178        $541,977
  Net earnings (loss)                                           4,739            (691)
  Preferred dividends declared/accretion                         (719)           (710)
  Net earnings (loss) available for common shares               4,020          (1,401)


  INTERIM FINANCIAL INFORMATION

   Financial information for the nine-month periods ended December 31, 1992 and 1993, is unaudited; however, in the opinion of management, all adjustments, necessary for a fair presentation have been included.

   CASH EQUIVALENTS

   The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents.

   MARKETABLE SECURITIES

   Marketable securities are recorded at cost, which approximates market value. The Financial Accounting Standards Board (FASB) has issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which expands the use of fair value accounting for those securities. The Statement must be implemented by the Company no later than the fiscal year beginning April 1, 1994. Based upon the current components of the Company's marketable securities portfolio, management does not believe that the new Statement will have a material effect on the consolidated financial statements of the Company.

   TRADE RECEIVABLES

   Trade receivables are presented net of the related allowance for doubtful accounts of approximately $12,257,000 and $13,428,000 at March 31, 1992 and 1993, respectively.

   MERCHANDISE INVENTORIES

   Substantially all merchandise inventories are stated at lower of cost, last-in, first-out (LIFO) method, or market. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been higher than reported at March 31, 1992 by $46,274,000 and at March 31, 1993 by $55,374,000. The
   impact of partial inventory liquidations in certain LIFO pools reduced the fiscal 1993 LIFO provision by approximately $2,500,000.

   PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are computed using the straight-line method over the estimated useful lives of the assets which range from three to forty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense.

   OTHER ASSETS

   Other Assets in the supplemental consolidated balance sheets primarily represent noncurrent deferred tax assets (see Note 7) and intangible assets related to the excess of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives which range from 35 to 40 years. Accumulated amortization was $12,080,000 and $15,369,000 at March 31, 1992 and 1993, respectively.

   INCOME TAXES

   Effective as of the beginning of fiscal 1992, Whitmire began accounting for income taxes under the liability method by adopting Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, with no significant cumulative effect resulting from this change in accounting principle. In the first quarter of fiscal 1994, Cardinal adopted SFAS No. 109 (see Note 7). The cumulative effect of adopting this statement ($10,000,000) has been reported as a change in accounting principle retroactive to April 1, 1992 (the beginning of fiscal 1993). Prior to the adoption of SFAS No. 109 the merged companies accounted for income taxes in accordance with APB Opinion 11.

   NET EARNINGS PER COMMON SHARE

   Primary earnings per common share are based on the weighted average number of shares outstanding during each period and the dilutive effect of stock options and warrants from the date of grant computed using the treasury stock method.

   Fully diluted earnings per common share reflect: (a) the dilutive effect of stock options and warrants from the date of grant computed using the treasury stock method; and (b) the full conversion of the 7 1/4% Convertible Subordinated Debentures due 2015 since issuance in July 1990 (see Note 5).

   All net earnings per common share amounts have been restated to give retroactive effect to stock dividends and stock splits.

   SERVICE FEES

   Service fees related to bulk sales of pharmaceuticals are included in net sales. Such amounts are not significant in fiscal 1991, 1992 and 1993.

   CONFORMING RECLASSIFICATION

   Certain customer service costs, historically reported by Cardinal in Cost of Products Sold, have been reclassified to Selling, General and Administrative Expenses in the supplemental consolidated statements of earnings in order to conform with Whitmire's reporting presentation.

2. UNUSUAL ITEMS

   In fiscal 1992, Whitmire completed certain equity transactions (see Note 12) that resulted in the recording of an unusual expense of $1,973,000.

   During fiscal 1993, Cardinal received a termination fee of approximately $13,466,000, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal.

   Also during fiscal 1993, the merged companies recorded nonrecurring charges totaling $13,657,000, primarily related to the closing of certain non-core operations and the rationalization, standardization and improvement of selected distribution operations, information systems and support functions. The charges include the write-down of certain assets, moving costs and other costs associated with the affected operations, and modification costs necessary to centralize and standardize certain information systems and support functions.

   The modification of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge (see Note 12).

   The following supplemental information summarizes the results of operations of the Company excluding the impact of the unusual items:


(In thousands                             Fiscal year ended
                                    ------------------------------
except per share data)              March 31, 1992  March 31, 1993
- ----------------------------------  --------------  --------------

  Operating earnings                       $72,310         $93,553
  Net earnings                             $27,495         $30,564
  Net earnings per common share:
    Primary                                $  1.00         $  1.11
    Fully diluted                          $  1.00         $  1.10
==================================         =======         =======


3. ACQUISITIONS

   On June 18, 1990, Cardinal acquired all of the issued and outstanding shares of Ohio Valley-Clarksburg, Inc., a drug wholesaler based in Wheeling, West Virginia, for cash of $27,125,000 in a transaction accounted for by the purchase method. Had the acquisition occurred at the beginning of fiscal 1991, operating results on a pro forma basis would not have been significantly different.

   On October 15, 1991, Cardinal acquired all of the issued and outstanding shares of Chapman Drug Company, a drug wholesaler based in Knoxville, Tennessee, for cash of $16,800,000 in a transaction accounted for by the purchase method. Had the acquisition occurred at the beginning of fiscal 1992, operating results on a pro forma basis would not have been significantly different.

   On May 4, 1993, Cardinal acquired all of the outstanding capital stock of Solomons Company, a wholesale drug distributor based in Savannah, Georgia, in exchange for 849,358 common shares. The transaction was accounted for by the purchase method. Had the acquisition occurred at the beginning of fiscal 1993, operating results on a pro forma basis would not have been significantly different.

   On December 17, 1993, Cardinal issued 236,626 common shares in a merger transaction for all of the capital stock of PRN Services, Inc. ("PRN"), a distributor of pharmaceuticals and medical supplies to oncologists and oncology clinics. The transaction was accounted for as a pooling of interests. The impact of the PRN merger, on both an historical and pro forma basis, is not significant. Accordingly, prior periods have not been restated for the PRN merger.

   On January 27, 1994, shareholders of Cardinal and Whitmire approved and adopted the Agreement and Plan of Reorganization dated October 11, 1993 (the "Reorganization Agreement"), pursuant to which Cardinal Merger Corporation, a wholly owned subsidiary of Cardinal, was merged with and into Whitmire effective February 7, 1994 (the "Effective Time"). In the merger, which was accounted for as a pooling of interests, holders of outstanding Whitmire stock at the Effective Time received an aggregate of approximately 5,442,000 Cardinal common shares, without par value, and approximately 1,488,000 shares of Cardinal's newly authorized Class b common shares, without par value, in exchange for all of the previously outstanding stock of Whitmire. In addition, Whitmire stock options outstanding at the Effective Time were converted into options to purchase an aggregate of approximately 1,377,000 additional Cardinal common shares, without par value, pursuant to the terms of the Reorganization Agreement.

   The following table reflects the results of operations of Cardinal and Whitmire for the periods prior to the merger, adjusted on a pro forma combined basis to reflect (i) the elimination of the effect of the unusual items as discussed in Note 2 in the fiscal years ended March 31, 1992 and 1993 and the nine months ended December 31, 1992, as applicable; and (ii) the redemption of Whitmire's Redeemable Preferred Stock pursuant to the terms of the Reorganization Agreement. Such redemption is assumed to have been funded from the liquidation of Cardinal's investments in tax-exempt marketable securities. (in thousands, except per share amounts, excluding estimated nonrecurring merger expenses of $28 million, net of tax):

                                                                   PRO FORMA      PRO FORMA
                                          CARDINAL    WHITMIRE     ADJUSTMENTS    RESULTS
                                          --------    --------     -----------    ---------
FISCAL YEAR ENDED MARCH 31, 1991
- --------------------------------
    Net sales                             $1,184,300  $1,618,811                  $2,803,111
    Net earnings (loss) available for
     common shares before cumulative
     effect of change in accounting
     principle                            $   17,397  $     (548)   $1,549        $   18,398
    Net earnings per common share
     before cumulative effect of change
     in accounting principle:
                   Primary                                                        $     0.73
                   Fully Diluted                                                  $     0.73


FISCAL YEAR ENDED MARCH 31, 1992
- --------------------------------
    Net sales                             $1,647,611  $2,033,067                  $3,680,678
    Net earnings available for common
     shares before cumulative effect of
     change in accounting principle       $   25,192  $      330    $3,730        $   29,252
    Net earnings per common share
     before cumulative effect of change
     in accounting principle:
                   Primary                                                        $     1.07
                   Fully Diluted                                                  $     1.05


FISCAL YEAR ENDED MARCH 31, 1993
- --------------------------------
    Net sales                             $1,966,546  $2,666,829                  $4,633,375
    Net earnings available for common
     shares before cumulative effect of
     change in accounting principle       $   33,632  $    4,039    $5,194        $   42,865
    Net earnings per common share
     before cumulative effect of change
     in accounting principle:
                   Primary                                                        $     1.56
                   Fully Diluted                                                  $     1.49


NINE MONTHS ENDED DECEMBER 31, 1992
- -----------------------------------
            (UNAUDITED)
    Net sales                             $1,467,640  $1,738,661                  $3,206,301
    Net earnings available for common
     shares before cumulative effect of
     change in accounting principle       $   23,041  $      309    $1,420        $   24,770
    Net earnings per common share
     before cumulative effect of change
     in accounting principle:
                   Primary                                                        $     0.90
                   Fully Diluted                                                  $     0.88


NINE MONTHS ENDED DECEMBER 31, 1993
- -----------------------------------
             (UNAUDITED)
    Net sales                             $1,805,065  $2,197,386                  $4,002,451
    Net earnings available for common
     shares before cumulative effect of
     change in accounting principle       $   27,925  $   10,246    $1,383        $   39,554
    Net earnings per common share
     before cumulative effect of change
     in accounting principle:
                   Primary                                                        $     1.32
                   Fully Diluted                                                  $     1.29

4. NOTES PAYABLE - BANKS

   Cardinal has entered into various line-of-credit arrangements which allow for borrowings up to $131,000,000 at the banks' prime rate, the London Interbank Offered Rate (LIBOR) plus 1/2%, Eurodollar rates, Federal Funds rates plus 1/2%, or money market rates. As of February 7, 1994, the amount available to the Company under various line-of-credit arrangements has been increased to $220,000,000.

   In addition to the aforementioned credit arrangements, on September 1, 1992, Cardinal entered into new revolving credit agreements (the "New Agreements") with four banks which supersede the multi-year committed line-of-credit agreement previously entered into by Cardinal with the same four banks on August 31, 1990. The New Agreements have a maturity of less than one year, are renewable on a quarterly basis, and allow Cardinal to borrow up to $45,000,000 (none of which was in use at March 31, 1993) at either the prime rate, Eurodollar rates plus 1/2%, or a mutually agreed upon rate. Cardinal is required to pay a commitment fee at the annual rate of 1/8% on the average daily unused amounts of the total credit allowed under the New Agreements.
   As of February 7, 1994, additional revolving credit agreements have been executed such that the aggregate amount available has been increased to $95,000,000.

   Total unused lines of credit at March 31, 1992 and 1993 were $156,500,000 and $176,000,000 respectively.

   The following summarizes notes payable - banks activity:


                                                   Fiscal Year
                                    ------------------------------------------
                                       1991           1992           1993
                                       ----           ----           ----
Weighted Average Interest Rates:
During the year                           8.66%           5.92%          4.31%
At end of year                            8.31%         ------         ------
Maximum Amounts Borrowed          $108,925,000    $136,750,000     $7,300,000
Average Amounts Borrowed          $ 67,158,000    $ 71,780,000     $  129,000

   The weighted average interest rates during the periods represent annualized rates computed based on the number of days the borrowings were outstanding. The average amounts borrowed were computed based on the average of the daily amounts outstanding during the respective periods.

5. LONG-TERM OBLIGATIONS

   Long-term obligations consist of the following at March 31:


                                               1992         1993
                                               ----         ----

Notes; 8% due 1997                        $100,000,000  $100,000,000
Revolving credit agreement; rates that
  fluctuate based on
  prime or LIBOR, due 1995                 114,545,000    88,824,000
Convertible Subordinated Debentures;
  7 1/4%, due 2015                          75,000,000    75,000,000
Nonnegotiable Senior Debentures; 7.5%,
  redeemed in 1993                           2,000,000
Industrial development mortgage revenue
  bonds; 8.5%, and
  rates that fluctuate based on prime,
  due in varying annual
  installments through 2002                  4,499,000     4,090,000
Mortgage note; 10.05%, due in monthly
  installments through 2000                  4,760,000     4,624,000
Secured note; 9.7%, due in monthly
  installments through 1995                  1,614,000     1,196,000
Other notes and capital lease
  obligations                                8,654,000     7,491,000
                                          ------------  ------------
Total                                     $311,072,000  $281,225,000
Less Current Portion                         6,129,000     5,436,000
                                          ------------  ------------
Long-Term Obligations - less Current
 Portion                                  $304,943,000  $275,789,000
                                          ============  ============

   On March 11, 1992, Cardinal sold $100,000,000 of its 8% Notes due March 1, 1997 (the "Notes") in a public offering. The Notes represent unsecured obligations of the Company, are not redeemable prior to maturity and are not subject to a sinking fund. Issuance costs of $718,000, incurred in connection with the offering, are being amortized on a straight-line basis over the period the Notes will be outstanding.

   During the second quarter of fiscal 1993, Cardinal entered into various interest rate swap agreements (the "First Agreements") which served to hedge the Notes. The net effect of the First Agreements is that Cardinal exchanged its 8% fixed rate position on the Notes for a fixed rate of 5.1% for the period from July 15, 1992 through March 1, 1993, and, thereafter, a fixed rate of 8.1% through March 1, 1997 (the maturity date of the related debt). Due to the offsetting nature of the series of swaps as of March 31, 1993, the fair value of those in a net receivable position approximates the fair value of those in a net payable position.

   Cardinal may be exposed to credit loss in the event of nonperformance by other parties to the First Agreements, however, Cardinal does not anticipate nonperformance by the counterparties. In May, 1993, two of the offsetting swap agreements under the First Agreements were canceled at no gain or loss to Cardinal.

   Effective April 6, 1993, Cardinal entered into another interest rate swap agreement (the "Second Agreement") which will serve to hedge the Notes. The net effect of the Second Agreement is that Cardinal has exchanged its 8.1% fixed rate position on the Notes for a fixed rate of 6.5% through March 1, 1994, and, thereafter, a variable rate dependent on the London Interbank Offered Rate (LIBOR) through March 1, 1997.

   During fiscal 1992, Whitmire entered into a new revolving credit agreement under which it could borrow up to $210,000,000. During fiscal 1993, the agreement was amended to provide for seasonal increases in the availability up to $235,000,000. Interest was payable monthly at 1.5% over the prime rate of a major bank or, at Whitmire's election, 3.25% over the London Interbank Offered Rate. The average interest rate under the revolving credit agreement at July 3, 1993, was 6.9%. This agreement replaced a $175,000,000 revolving credit agreement and term loan with General Electric Capital Corporation. Interest expense in 1992 includes charges of $1,837,000 associated with the retirement of Whitmire's debt with General Electric Capital Corporation. On February 7, 1994 this agreement was terminated.

   On July 23, 1990, Cardinal sold $75,000,000 of 7 1/4% Convertible Subordinated Debentures due 2015 (the "Subordinated Debentures") in a public offering. The Subordinated Debentures were convertible into Cardinal common shares at any time on or before July 1, 2015, unless previously redeemed, at a conversion price of $21.89 per share. Issuance costs of $2,000,000 incurred in connection with the offering, were amortized on a straight-line basis over the original period the Subordinated Debentures were to be outstanding.

   On June 11, 1993, Cardinal called the Subordinated Debentures for redemption, effective as of July 2, 1993. Following this call, $74,920,000 of Subordinated Debentures outstanding as of March 31, 1993 were converted into 3,422,521 common shares of Cardinal. The remaining $80,000 of Subordinated Debentures outstanding as of March 31, 1993 were redeemed for cash. The pro forma primary earnings per share of the Company, as if the above conversion and redemption had occurred as of the date of the Subordinated Debentures issuance in July 1990, would have been $0.69, $0.93 and $1.00 in fiscal 1991, 1992 and 1993, respectively.

   Certain long-term obligations (excluding the Whitmire revolving credit agreement described previously) are collateralized by property and equipment of Cardinal with an aggregate book value of approximately $14,590,000 at March 31, 1993.

   Maturities of long-term debt and capital lease obligations for future fiscal years are as follows (in thousands):

                     1994           $  5,436
                     1995             91,558
                     1996              1,710
                     1997            101,025
                     1998                738
                     After 1998       80,758
                     ----------     --------
                     Total          $281,225
                     ==========     ========

6. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each material class of financial instruments for which estimates are practicable:

   Cash and equivalents, Marketable securities and Other accrued liabilities

   The carrying amount at March 31, 1993, approximates the fair value because of the short-term maturities of these items.

   Long-term obligations

   The Company's long-term obligations are composed of notes, a long-term revolving credit agreement, convertible debentures, industrial development mortgage revenue bonds and miscellaneous long-term debt instruments. The fair value of the Company's long-term obligations is estimated based on the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities.

   Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair values do not include early redemption premiums, underwriter's fees and commissions, and refunding costs (legal and registration fees).

   The estimated fair value of the Company's long-term obligations at March 31, 1993 is $313,704,000, as compared to the carrying amount of $281,225,000.

   The fair value estimates presented herein are based on pertinent information available to management as of March 31, 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair values may differ significantly from the amounts presented herein.

7. INCOME TAXES

   The provision for income taxes consists of the following (in thousands):

                                                 Fiscal Year
                                         ----------------------------
                                           1991      1992      1993
                                         --------  --------  --------
  Current:
     Federal                             $ 8,220   $12,260  $ 29,991
     State and Local                       2,922     4,790     5,782
                                         -------   -------  --------
          Total                           11,142    17,050    35,773
                                         -------   -------  --------

  Deferred                                 1,000     3,293   (10,063)

  Whitmire Net Operating Loss Benefit     (1,019)   (1,052)
                                         -------   -------  --------

  Total Provision                        $11,123   $19,291  $ 25,710
                                         =======   =======  ========

   A reconciliation of the Company's income tax provision and the provision based on the Federal statutory income tax rate of 34.0% follows:


                                                      Fiscal Year
                                                     ------------
                                                  1991     1992    1993
                                                 ------   ------  ------
  Provision at Federal statutory rate            34.0%    34.0%   34.0%
  State and local income taxes-net of
    Federal benefit                               6.9%     6.6%    5.0%
  Income from tax-advantaged investments         (3.1)%   (2.5)%  (1.4)%
  Nondeductible expenses                                   1.7%
  Valuation allowance                                      2.0%
  NOL Benefit                                    (3.3)%   (2.2)%
  Other                                           1.6%     0.9%    1.2%
- ------------------------------------------      -----    -----   -----
  Effective Income Tax Rate                      36.1%    40.5%   38.8%
==========================================      =====    =====   =====


   Effective as of the beginning of fiscal 1992, Whitmire adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS
   109). Under the provisions of SFAS 109, income taxes are recorded under the liability method. SFAS 109 results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities (temporary differences), and operating loss and tax credit carryforwards for tax purposes. The cumulative effect on retained earnings as of the beginning of fiscal 1992 of Whitmire adopting SFAS 109 was not material and has been included in the provision for income taxes, and not separately presented in the accompanying supplemental consolidated statements of earnings.

   Effective April 1, 1993 (the beginning of fiscal 1994), Cardinal adopted SFAS
   109. The cumulative effect of adopting this statement has been reported as a change in accounting principle retroactive to April 1, 1992 (the beginning of fiscal 1993).

   As of March 31, 1993, after giving effect to the adoption of SFAS 109, the components of the Company's deferred income tax assets (liabilities), the current portion of which (a liability of $5,358,000) is included in the Balance Sheet caption "Other Accrued Liabilities," and the noncurrent portion of which (an asset of $1,822,000) is included in the Balance Sheet caption "Other Assets," are as follows (in thousands):

Deferred income tax assets:
   Allowance for doubtful accounts         $  4,823
   Accrued liabilities                       12,038
   Stock option compensation                  2,275
   Other                                      1,878
                                           --------
       Total deferred income tax assets    $ 21,014
                                           --------
Deferred income tax liabilities:
   Inventory basis differences             $(20,282)
   Property related                          (3,428)
   Other                                       (840)
                                           --------
       Total deferred income tax
        liabilities                        $(24,550)
                                           --------
Net deferred income tax liabilities        $ (3,536)
                                           ========

   8. EMPLOYEE RETIREMENT BENEFIT PLANS

   Substantially all Cardinal non-union employees are enrolled in a Company-sponsored contributory profit sharing and retirement savings plan which includes features under Section 401(k) of the Internal Revenue Code. Cardinal's contribution to the plan is determined by the Board of Directors subject to certain minimum requirements as specified in the plan.

   Qualified Cardinal union employees are covered by Company-sponsored and multi-employer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee's years of service and average compensation at retirement.

   The effect of the Company-sponsored defined benefit plan on the Company's consolidated financial statements is not material. Plan assets approximate $1,400,000 and exceed the projected benefit obligation by approximately $200,000 at March 31, 1993.

   Whitmire's defined contribution retirement savings plan, which covers substantially all of its employees after one year of service, provides for regular contributions by Whitmire based on salaries of eligible employees. In addition, employees may make pre-tax contributions up to 12% of their salary, subject to statutory limitations. Whitmire will match a minimum of 25% to a maximum of 50% of the first 6% of salary contributed by the employee, based upon Whitmire's earnings before taxes and amortization, but after interest and depreciation. Payments upon retirement or termination of employees are based on vested amounts credited to individual accounts.

   Employee retirement benefit plans expense was as follows (in thousands):

                                    Fiscal Year
                              ----------------------
                               1991    1992    1993
                              ------  ------  ------
Defined contribution plans    $2,191  $2,727  $3,400
Multi-employer plans             469     543     538
                              ------  ------  ------
Total                         $2,660  $3,270  $3,938
                              ======  ======  ======


   The FASB has issued Statement No. 112, "Employers' Accounting for Postemployment Benefits" which requires employers to accrue for certain postemployment benefits provided to former or inactive employees, their beneficiaries, and covered dependents after employment, but before retirement. This change must be implemented by the Company no later than the fiscal year beginning April 1, 1994. Based upon preliminary estimates, management does not believe that the new statement will have a material effect on the consolidated financial statements of the Company.

9. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company leases certain warehouse and office facilities, vehicles, and data processing equipment under operating leases. The leases expire at various dates over the next ten years. Certain of these leases provide for renewal options and/or contingent rentals based on various factors.

   The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at March 31, 1993 are as follows (in thousands):

          Fiscal
          ------
          1994           $ 9,484
          1995             8,324
          1996             7,418
          1997             5,990
          1998             4,419
          After 1998       6,703
          ----------------------
          Total          $42,338
          ======================


   The minimum rental payments above have been reduced by sublease rentals of approximately $341,000 in 1994, $328,000 in 1995, and $82,000 in 1996.
   Rental expense (net of sublease rental income) relating to operating leases and short-term cancelable leases was approximately $8,455,000, $8,990,000 and $10,316,000 for fiscal 1991, 1992, and 1993, respectively.

   In connection with its supplier relationship with various customers, the Company has guaranteed certain indebtedness and lease payments. As of March 31, 1993, these guarantees total approximately $2,351,000.

   The Company becomes involved in litigation arising out of its normal business activities. In the opinion of management, the Company's liability, if any, under any pending litigation would not materially affect its financial position or results of operations.

10. PREFERRED SHARES AND REDEEMABLE PREFERRED STOCK

   Cardinal is authorized to issue 500,000 nonvoting preferred shares without par value. Preferences, limitations and other rights of such shares are to be determined by the Board of Directors. No such preferred shares have been issued as of March 31, 1993.

   Whitmire had authorized 360,000 shares of redeemable preferred $.01 par value stock. The redeemable preferred stock was divided into two series: 350,000 shares designated as Senior Preferred Stock and 10,000 shares designated as Series A Preferred Stock.

   The holders of Whitmire's redeemable preferred stock were entitled to cumulative annual dividends of $10.00 per share for Senior Preferred Stock and $10.125 for Series A Preferred Stock when and as declared by the Board of Directors of Whitmire. In lieu of paying cash dividends to the holders of Senior Preferred Stock and Series A Preferred Stock, Whitmire could, at its election, pay scheduled dividends with additional shares of Senior Preferred Stock or Series A Preferred Stock, as appropriate.

   Whitmire would have been required to redeem, at $100.00 per share plus accrued but unpaid dividends, all shares of Senior Preferred Stock in eight equal quarterly installments, commencing in October 1994. Whitmire would have been required to redeem, at $100.00 per share plus accrued but unpaid dividends, all shares of Series A Preferred Stock in July 1996. Whitmire has charged shareholders' equity $840,000 in each of fiscal 1991, 1992 and 1993 for accretion relative to this mandatory redemption obligation. As of July 3, 1993, a total of $4,200,000 had been credited to redeemable preferred stock through accretion. As of July 3, 1993, the aggregate redemption value of Whitmire's Senior Preferred Stock and Series A Preferred Stock totals $20,400,000.

   Pursuant to the terms of the Reorganization Agreement between Cardinal and Whitmire (See Note 3), Whitmire has redeemed all of its issued and outstanding shares of Senior Preferred Stock and Series A Preferred Stock as of February 7, 1994.

11. CARDINAL STOCK OPTIONS AND RESTRICTED SHARES

   Cardinal maintains various stock option plans (the "Plans") for the benefit of certain officers, directors and key employees. Under the Plans, at March 31, 1993 Cardinal was authorized to issue up to an aggregate of 1,386,719 common shares in the form of incentive stock options, non-qualified stock options, and restricted shares. Options granted are generally exercisable for periods up to ten years from the date of grant at a price approximating fair market value at the date of grant.

   In connection with a 1988 acquisition, Cardinal issued options for 106,348 shares at $9.31 per share. All of these options were exercised in fiscal 1993.

The following summarizes all Cardinal stock option transactions from March 31, 1990 through March 31, 1993 giving retroactive effect to stock dividends and stock splits:


                               NUMBER    EXERCISE PRICE
                             OF SHARES     PER SHARE         TOTAL
                             ----------  --------------  -------------
  BALANCE, MARCH 31, 1990      605,335     $ 5.00-13.92   $ 5,416,000
  Granted                      134,281      17.12-27.80     2,690,000
  Exercised                    (34,471)      5.00-13.92      (192,000)
  Canceled                     (23,478)      9.73-13.92      (257,000)
- ---------------------------   --------     ------------   -----------
  BALANCE, MARCH 31, 1991      681,667     $ 5.00-27.80   $ 7,657,000
  Granted                      116,554      23.75-36.20     3,623,000
  Exercised                    (92,753)     5.00-  9.73      (517,000)
  Canceled                      (5,634)      9.73-36.00      (127,000)
- ---------------------------   --------     ------------   -----------
  BALANCE, MARCH 31, 1992      699,834     $ 5.00-36.20   $10,636,000
  Granted                      182,884      26.00-27.50     4,801,000
  Exercised                   (279,249)      5.00-21.30    (2,319,000)
  Canceled                     (12,540)     13.92-30.63      (279,000)
- ---------------------------   --------     ------------   -----------
  BALANCE, MARCH 31, 1993      590,929     $ 9.73-36.20   $12,839,000


   At March 31, 1993, 228,082 Cardinal shares under option were exercisable and 136,722 Cardinal shares were reserved for future grants.

   The market value of restricted shares awarded by Cardinal is recorded as unamortized restricted stock awards and shown as a separate component of shareholders' equity. The compensation awards are amortized to expense over the periods in which participants perform services, generally four to seven years. As of March 31, 1993, 287,382 restricted shares have been issued, of which 152,488 shares remain restricted and subject to forfeiture and 15,193 shares have been forfeited.

12. WHITMIRE STOCKHOLDERS' EQUITY

   In the following discussion and in the supplemental consolidated financial statements included herein, all share and per share amounts include Whitmire's common stock, and options and warrants to purchase Whitmire common stock, on the basis of the equivalent securities of Cardinal issued as a result of the merger discussed in Note 3, pursuant to which each outstanding share of Whitmire common stock was exchanged for 8.35 Cardinal shares and each option to purchase a share of Whitmire common stock was exchanged for an option to purchase 8.35 shares of Cardinal common stock.

   During fiscal 1992, Whitmire completed a series of transactions which affected its capitalization as follows:

   o Warrants for the purchase of 1,252,500 shares of common stock were returned to Whitmire and canceled.

   o Whitmire granted options to purchase 1,252,500 shares of common stock to Melco Managers ("Melco") for distribution to key employees of Whitmire. Melco was formed for the sole purpose of administering a management stock option plan.

   o Whitmire granted to its outside investors adjustment share rights representing rights to purchase 5,566,669 shares of common stock. A defined percentage of the adjustment share rights were cancelable yearly (up to 100%) based upon Whitmire achieving specified financial targets.

   o Whitmire issued 4,000 shares of Series A Preferred Stock to certain of its outside investors as reimbursement of expenses associated with the acquisition of their interest in Whitmire.

   o Put and call provisions of Whitmire's remaining outstanding warrants were canceled.

   The fiscal 1992 Whitmire financial statements were restated to reflect fees and expenses associated with the 1992 equity transactions of $1,973,000, originally charged to equity, as a charge to operations.

   During fiscal 1993, Whitmire and its principal outside investors agreed to amend certain agreements which, among other things, canceled the adjustment share rights and eliminated certain conditions relative to the exercise of the options granted to Melco. For financial reporting purposes, the modification of the terms of these options has been treated as if the options were issued on the date that the terms were modified. Accordingly, Whitmire has recorded a compensation charge totaling $5,247,000 relative to these changes. The compensation charge is equal to the fair value (as determined by an independent appraisal) of the options on the date that the terms of the options were modified.

   Following is a description of the components of Whitmire's equity:

   Common Stock

   At July 3, 1993, Whitmire had 2,264,762 shares reserved for issuance to the holders of warrants to purchase common shares and 1,377,057 shares of common stock reserved for issuance to the holders of common stock options. Of the 4,665,596 shares outstanding at July 3, 1993, 768,083 shares were non-voting common stock.

   Common Stock Warrants

   Warrants to purchase 2,264,762 common shares were outstanding as of July 3, 1993, with an average exercise price of $0.10 per share. Pursuant to the terms of the Reorganization Agreement between Cardinal and Whitmire (see Note
   3), all of the outstanding warrants to purchase Whitmire common shares were exercised prior to the consummation of the merger.

   Common Stock Options

   Whitmire's common stock option plans were established to offer selected employees an opportunity to acquire common stock of Whitmire. Under the terms of the plans, both incentive and non-statutory options were granted. Outstanding options generally vest ratably over a period of five years, subject to certain conditions.

   At July 3, 1993, options to acquire 1,377,057 shares were outstanding with an average exercise price of $1.99. As of July 3, 1993, no options had been exercised.

13. SUPPLEMENTAL INFORMATION REGARDING NONCASH INVESTING AND FINANCING
    ACTIVITIES

   Capital lease obligations of $285,000, $2,130,000 and $648,000 were incurred in fiscal 1991, 1992 and 1993, respectively, as a result of the Company entering into leases for equipment.

   In conjunction with the acquisitions of Chapman and Ohio Valley (see Note 3), liabilities were assumed as follows:


                                                           Fiscal Year Ended
                                                     ------------------------------
                                                     March 31, 1991  March 31, 1992
                                                     --------------  --------------
  Fair value of tangible asset acquired                 $57,143,000     $45,302,000
  Cash paid for the issued and outstanding shares        27,125,000      16,800,000
- ---------------------------------------------------     -----------     -----------
  Liabilities assumed                                   $30,018,000     $28,502,000
===================================================     ===========     ===========

   Total debt assumed by the Company as a result of the acquisitions was $10,281,000 in 1991 and $6,275,000 in 1992, and is included as a part of the amount of liabilities assumed.

   At June 29, 1991, June 27, 1992 and July 3, 1993, approximately $500,000 of Whitmire senior preferred stock dividends were accrued but not yet paid.

14.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  First              Second               Third        Fourth
(in thousands, except per share data)             Quarter            Quarter             Quarter       Quarter
- ----------------------------------------------  -----------  -----------------------  --------------  ----------
FISCAL 1993:
Net sales                                       $1,041,252               $1,111,449      $1,218,590   $1,262,084
Gross margin                                        67,089                   69,082          77,983       83,139
Net earnings (loss) available for common
   shares                                           (3,490)                  10,228           6,323       14,610
Net earnings (loss) per common share:
     Primary
       Net earnings before cumulative effect
         of change in accounting principle      $     0.24               $     0.37      $     0.23   $     0.53
       Cumulative effect of change in
         accounting principle                        (0.37)
                                                ----------               ----------      ----------   ----------
       Net earnings (loss)                      $    (0.13)              $     0.37           $0.23        $0.53
                                                ==========               ==========      ==========   ==========
     Fully diluted
      Net earnings before cumulative effect
         of change in accounting principle      $     0.24               $     0.36      $     0.23   $     0.50
      Cumulative effect of change in
         accounting principle                        (0.37)
                                                ----------               ----------      ----------   ----------
      Net earnings (loss)                       $    (0.13)              $     0.36      $     0.23   $     0.50
                                                ==========               ==========      ==========   ==========


FISCAL 1992:
Net sales                                       $  808,196               $  864,888      $  982,460   $1,025,134
Gross margin                                        55,316                   58,566          67,958       74,993
Net earnings available for common shares             4,400                    5,645           8,272        7,205
Net earnings per common share:
     Primary                                    $     0.16               $     0.21      $     0.30   $     0.26
     Fully diluted                              $     0.16               $     0.21      $     0.30   $     0.26


15. CARDINAL SHARES REPURCHASE

   On April 14, 1993, Cardinal repurchased all of the 580,157 common shares owned by subsidiaries of North American National Corporation, the Chairman of which is also a director of Cardinal, at a price of $26.50 per share. Nearly all of these shares were subject to certain restrictions contained in a Shareholders Agreement among North American National Corporation and other individual shareholders, which restrictions were released as part of the repurchase transaction.